EXHIBIT 99.1

CB Financial Services, Inc. Announces Director Barron P. McCune, Jr. Retirement and Appointment to Emeritus Director; CB Financial Appoints Ralph Burchianti to the Board of Directors

WASHINGTON, Pa., Dec. 19, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB Financial” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced that Barron P. (“Pat”) McCune, Jr. notified the Company’s and Community Bank’s Boards of Directors of his decision to retire from the Boards of Directors effective January 1, 2019. Based on Mr. McCune’s combined years of service to the Company and Community Bank along with his institutional knowledge of the organization, and to provide for his continued affiliation with the Company so as to be available to render services to the Company as requested by the Company, the Company’s Board of Directors has appointed Mr. McCune as an Emeritus Director.

At the unanimous recommendation of the Nominating/Corporate Governance Committee of the Board of Directors, the Company and Community Bank have appointed Ralph Burchianti to their Boards of Directors to fill the vacancy that will be created by Mr. McCune’s retirement.  The Board of Directors reviewed Mr. Burchianti’s credentials, including his years of service as Executive Vice President – Chief Credit Officer of Community Bank, and considered the recommendation of the Nominating/Corporate Governance Committee. Mr. Burchianti’s board appointment will become effective January 1, 2019, and he will serve in the Company’s class of directors with terms expiring in 2021.

Patrick G. (“Pat”) O’Brien, President and Chief Executive Officer of CB Financial and Community Bank, commented, “The Company and Community Bank Board of Directors wish Pat McCune well in his retirement. We also appreciate his years of service and willingness to continue serving as Emeritus Director. To have his expertise and knowledge at the Company’s request is invaluable. In the same sentiment, Ralph Burchianti’s appointment to the Board of Directors is another great achievement in his long tenured career at Community Bank. Mr. Burchianti has been with Community Bank since 1985 and has created a high quality credit culture that has permitted us to grow our loan portfolio to approximately $900 million in a safe and profitable manner. I am excited that Ralph Burchianti will now be a part of our Board of Directors.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.  For more information about CB Financial and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903